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UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

IC Places, Inc.

(Name of Small Business Issuer in its charter)

Delaware	42-1662836
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5428 S. Bracken Court,

Winter Park, FL 32792

(Address of principal executive offices)

(321) 251-5045

(Issuer’s telephone number)

Securities to be registered under Section 12(b) of the Act:

Securities to be registered under Section 12(g) of the Act:

Common Stock, par value $0.0001

(Title of class)

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 1. Description of Business.

IC Places, Inc. was formed on March 18, 2005 as a Delaware Corporation.  IC Places, Inc. engages in the ownership and operation of a network of city-based Websites for travelers and local individuals.  Its Websites provide information about hotels, restaurants, golf courses, discount event tickets, discount car rentals, discount airfare, and attraction tickets. The company’s UnofficialU.com, currently in beta/development, will provide entertainment and information about travel packages for spring break and summer vacation for college students in North America.   The company’s icplaces.com website, which currently has limited functionality, targets tourists and travelers in the 35-54 age group, providing specific information regarding dining, lodging, entertainment and other needs, including daycare, on a city-by-city basis.  The company’s www.selfhelpcenters.com website provides a compendium of self-awareness and self-help links, providing on-line life coaching.  The company is based in Celebration, Florida.  IC Places Inc. formerly operated as a subsidiary of Graystone Park Enterprises Inc.   Two of the main sources of IC Places revenue come from Local Online Advertising Sales and Online Travel Services. These are two of the Internet's fastest growing sectors.

IC Place's offers tools and expertise to advertisers that combine the quality and power of Flash video, interactive features, the ability to update their information and add special events immediately and as frequently as desired. The IC Places websites also incorporate the most comprehensive online tracking and reporting capabilities. This dramatically enhances the impact and effectiveness of any ad campaign. Any business advertising with IC Places will continually experience a memorable advertising campaign exhibiting efficiency.

IC Places supports individual campaign objectives with an arsenal of online tools designed to fulfill specific creative goals for each of the four primary campaign objectives:

• Brand Impact & Awareness
• Brand Endorsement
• Brand Interaction, Education, & Favorability
• Direct Response & Acquisition

 Products and Services

IC Places is primarily a 'city guide' providing up-to-date information for hundreds of cities in the United States.  IC Places will provide information on entertainment, dining and other pertinent information relating to travel and transportation.  The sites offer a full array of lodging, prices, restaurants, menus, calendars, entertainment, sports, and educational, recreational, and cultural options, along with special events in the cities we cover, as well as links to advertisers and travel agent options.

The following subtopics discuss IC Places’ potential revenues, products and services.

Online Local Advertising

Borrell Associates Inc. released a report, "Outlook for 2007: Pac-Man Pace for Local Online Advertising," which predicts local online advertising will grow 31 percent in 2007.  The Kelsey Group estimates that by 2010 almost 40 percent of an estimated $27 billion automobile advertising market will be allocated to local online and directional media.  We intend to capture advertising revenue from business located in college cities covered by www.UnofficialU.com, from www.icplaces.com, and from publishers and seminar organizers from www.selfhelpcenters.com.

Video Classified and Banner advertising

Though no other portal for local city-based websites that offers Video Classified Advertising. Regular online classified advertising is booming.  Online classified ads and Internet Yellow pages are projected to double to $31.1 billion worldwide in 2010 from $15.7 billion in 2005, according to research firm Kelsey Group. Banner advertising will be available in each of our IC Places sites.  Banners will be sold per month and will vary in price based on placement and page.  Banners will start at $500.00 per month.  The market for advertising is large.  Citysearch.com, which offers fewer features than IC Places, reported for Q4, 2004 for approximately 25,000 paid banner advertisers.  We can provide no assurances that we will capture any portion of these revenue streams, but will direct our efforts to doing so.

Online Travel Services

Online travel revenues were approximately $73 billion in 2006, a 20 percent gain over 2005 revenues according to "The 2006 State of Retailing Online," the ninth annual report conducted by Forrester Research.  IC Places delivers consumers everything they need for researching, planning, and purchasing their entire trip. The company provides direct access to one of the broadest selections of travel products and services through its World wide network of city based websites, for which we will receive referral fees. Serving many different consumer segments — from families booking a summer vacation to individuals arranging a quick weekend getaway --, IC Places, Inc. provides travelers with the ability to research, plan, and book their comprehensive travel needs in an easy to use online format. IC Places, Inc. websites feature airline tickets, hotel reservations, car rentals, cruises, and multiple other in-destination services from a wide array of partners.

Video Streaming

Video Classified advertisements

According to new estimates by the Newspaper Association of America, online advertising classified revenues reached $750m in the first quarter of 2007. The biggest decline in traditional print advertising continues to be in the classified advertising category.  This category declined by 13.2 per cent to $3.4bn, with real estate and recruitment advertising both down by more than 14 per cent during the first quarter.  This decline reflects the growing shift of classified advertising to rivals on the internet such as Craigslist, which often provide the service for free.

IC Places will offer local Video Classified advertisements on its city specific websites, through its video partners.  The service gives sellers of cars, boats, planes, houses or anything that can best be viewed with live action video the ability to market items for sale through video.  The Video Classified Ads are free to the advertiser and consumer. IC Places receives revenue from 15 - 30 second commercial ad sold by our video partners, and placed before the ads; we split the ad revenue 50/50 with them. Our piece of this process is automated allowing us to concentrate on advertsing the service.

Video News Stories and Reports

We intend to select a “face of the city” for each of our city specific websites. Interesting people will have the opportunity to compete for this position, which will be selected by viewers and editors of IC Places during a contest at a local venue.  A voting system will be used to ensure that the “face” is selected by the majority based on performance and city pride.  IC Places is a platform for this “face” and others in their city to show why they are an expert in their field by allowing them to write and/or videotape stories about their area of expertise.  These stories are then displayed on the site of the city they live in.  This will give them publicity, bringing more traffic to the sites and helping to build the IC Places brand.

The editorial process is simple:  Each “face” is provided a web interface to submit monthly stories. Once the story is submitted a national editor will review it and approve or decline the story. With one click the story finds its way to the correct section within the writer's city site. Each article will also include an  accompanying video including anything from a full story to supporting footage.

IC Places Instant Movie Review

Steve Samblis and Anthony Ricardi screen movies each week to review for the IC Places Movie Review sections of the city specific websites.  We intend to develop relationships with one or more local or national coffee shops, where the hosts will comment on movies immediately after screening.  We expect to receive revenue from sponsorships as well as from commercial advertisements placed by our video partners.  We have approached Starbucks and Borders Café but do not yet have sponsorships for the Movie Review sections.

Corporate Partnerships

Opening Table Dining Reservations

We offer direct dining reservations at 12700 restaurants though a partnership with Open Table. We are one of a handful of partners affiliated with this service. Other partners include America Online, Inc., American Express, CityGuide, Chicago Tribune's metromix.com, Citysearch.com, LA Times' calendarlive.com, Time Out New York, San Francisco Chronicle's sfgate.com, washingtonpost.com, and Yahoo! Inc.  IC Places, Inc. earns 50 cents per person per booking each time a person books a dining reservation

Traffic.com

Traffic.com gives IC Places websites real time traffic information. Though the use of custom programmed interfaces from Traffic.com, IC Places can provide free city-based information including “Hotspot” alerts, up to the minute traffic, personalized traffic reports for specific routes, and email, text message and phone alerts sent to the visitor’s personal phone number.  Ads are run on emails, text messages as well as voice alerts. All profits are split between IC Places and Traffic.com.

Hotels.com

Visitors to each IC city site can view available hotel accommodations and book seamlessly through the IC Places web sites.  The booking itself is done on the hotel.com servers however this is transparent to our consumers who never leave the IC Places website.  Under the agreed terms IC Places makes 10% on all reservations completed.

Limbo.com

In the contest section of each IC city site visitors can become a part of an interactive gaming arena linked by video feed and a live “chat” connection. Gamers compete for “loot” that is won by playing the game of Limbo and can be used to purchase items from their partnering companies. Profits occur when sales are split between IC Places and Limbo.com.

Dollar Rental Car

We offer discounted car rentals through Dollar Rental Car nationally.  We make 10% on all reservations. The partnership with Dollar/Thrifty provides the company access to their entire global XML database. By using this XML database a visitor to any IC Places city site is able to search the best rate and availability in that city and make the reservation in real time.

Disney Tickets

IC Places offers tickets to all major Disney Area attractions, making an average of 8% net on ticket sales.  We are currently purchasing tickets through a ticket broker who is buying and holding inventory which would mean a potential 16% on the same sales.

Air Department.com

Thanks to a deal with Air Department.com we are able to offer plane tickets directly on our site.  We are paid $10.00 per ticket sold.

Red Carpet Mondays

RedCarpetMonday® is a sophisticated, Invitation-Only business network created for business owners, professionals, senior level executives and entrepreneurs. RedCarpetMonday® was started in Orlando and was created to give Orlando’s most successful business professionals a place to unwind while socializing, networking and sharing business ideas with other entrepreneurs.   IC Places will assist RCM as they expand into new cities by using the IC Places network to tell their story when they enter new markets.  In return IC Places will be the feature sponsor in each city that the organization grows into.  Sponsorship gives IC Places preferred positioning and brand awareness in each marketplace RCM enters placing IC places at ground level with its target potential advertisers (successful companies with money in motion).

Revver.com

Revver powers the 9000 TV Channels found in sections of IC Places city websites. The software allows IC Places visitors to create their own interactive TV shows and broadcast them in the city they live in on the appropriate channel.  They can also share an IC Places channel over their own website, blog, social network or mobile phone.

Visitors can share their IC Places’ channels with friends collaborating with them to be a part of their shows, by adding their own content, by voting and chatting live with other viewers. With IC Places TV, visitors can become Citizen Journalists. They can share their experiences live with the world and be the star, director and producer of their own live TV Show, wherever they are and in a manner they choose.

Other

IC Places, Inc. is working with one of the largest Convention Planning Companies in the US.  We will initially focus on conventions that are coming to the Orlando area.  On each client’s Human Resources pages we will place a ‘widget’ which we created to allow the client’s employees to search for restaurants in the Orlando area, and make dinner reservations.  For every seat booked the restaurants pay IC Places a fee.

Market Analysis Summary

Our top 16 competitors had estimated revenues of over $68.5 trillion, based on March 2007 Reuters Estimates (see below).  The company believes that the market for its services, especially in consideration of the rich media and video content and city specific websites will allow it to capture sufficient revenues to remain viable, if not profitable.

The PhoCus Wright report provides substantial information relative to current and projected travel data and is cited below. We will also focus on the 2004 Travel Report which is a study conducted quarterly by Harris Interactive®.  According to the study, more than four in five (82%) of U.S. adults plan to take at least one trip for leisure sometime in the next six months making our target market 82% of the US adult population. In addition, one in five adults plan to travel for business purposes (22%) and 19% of these business travelers will use at least one of these trips in the next six months to include leisure plans. When leisure travelers and combined business/leisure travelers book or plan to book arrangements for their next trip, the most used booking channel cited by both groups is online travel websites (28% of leisure travelers and 31% of business/leisure travelers). Of those solely traveling for business purposes, one quarter (24%) have booked or plan to book their arrangements using their corporate travel department followed by 22 percent using or planning to use an online travel website.  PhoCus Wright states that 55% of all Internet hotel bookings are made through online travel sites. The airline industry is similar with approximately 52% of tickets bought on the Internet for major carriers being purchased through online travel sites. Expedia alone handles 20 million customers per month, according to its public relations director, Jason Reindorp.

Market Trends

Online Advertising U.S. local online advertising revenue grew 26 percent year on year to a record $4.9 billion in the first quarter of 2007, according to the Interactive Advertising Bureau (IAB) and Pricewaterhouse Coopers (PwC). The local online advertising sector has seen strong growth in recent years as marketers put more money into online, eschewing traditional areas such as newspapers and television. The continued growth of online ad revenues clearly illustrates marketers increased comfort with the extraordinary vitality and accountability of this medium. The sector has been bolstered in recent months by merger and acquisition activity involving some of online advertising's biggest names. In May of 2007 Microsoft Corp. agreed to buy a Quantive Inc., an online advertising business for $6 billion, while advertising group WPP Group Plc. said it would pay $649 million for 24/7 Real Media Inc. In April, Google Inc., said it would pay $3.1 billion for Doubleclick Inc., which offers a digital marketplace that connects ad agencies, marketers and Web site publishers. Investors are betting on increased growth in the online ad sector as broadband penetration grows and more services move to the Web. We can expect continued strong revenue growth buoyed by an expanding broadband subscriber base, which translates into more users spending time online and offers a platform for rich media and video ads, the cornerstone of IC Places rich media offering.

Target Market Segment Strategy

Our choice of target markets is based on comprehensive study of the travel industry coupled with an in depth understanding of the customer's needs.

Market Segmentation

We intend to focus on certain categories of potential customers.  Business Owners: There are over 2,966,666 businesses available to be served in 300 US cities. Local Area Residents:  There are over 200,000,000 people living in or around those cities. Business and Leisure Travelers:  In 2006, 1,250,000,000 people traveled through the top 30 cities covered by IC Places. These figures can be found in the ACI annual traffic statistics

Competition

Below are brief descriptions of IC Places competitors’ services (those which are relevant to us), extracted from listed sources.  The company is a development stage company, with significant portions of its on-line content and functionality in beta stage.  We have had limited revenues and capitalization, especially in comparison with the companies listed below, and there can be no assurances that we will ever generate sufficient revenues to truly compete with any of these potential competitors.  This information is provided for reference purposes only, to demonstrate the size of the entire market, and not to suggest that we could ever capture any particular portion of these revenues.

IC Places, Inc. Quick Comparable Company Analysis ($ in millions, except per share data)
Company Name	Ticker	Stock Price 06/03/2004	Shares Outst.	Market Cap	Net Debt	Tang BV/ Share	Revenue	EBIT	EPS
Citysearch
Google Inc. (Nasdaq:GOOG)	Nasdaq: GOOG	522.70	311.5	162,845.9	(11,935.9)	52.93	12,015.1	4,566.6	38.5660
Time Warner Inc. (NYSE:TWX)	NYSE: TWX	21.04	3,785.5	79,646.2	34,000.0	(8.68)	45,170.0	8,199.0	11.9325
Yahoo! Inc. (NasdaqNM:YHOO)	Nasdaq: YHOO	27.13	1,343.9	36,458.8	(1,596.1)	4.04	6,530.5	1,479.9	4.8595
RH Donnelley Corp. (NYSE:RHD)	NYSE: RHD	75.78	71.0	5,380.5	10,124.7	(174.42)	2,238.2	705.8	31.5241
Dex Media Inc.		27.72	150.7	4,177.1	5,290.9	(33.70)	1,658.4	535.7	11.0056
InfoSpace Inc. (NasdaqNM:INSP)	Nasdaq: INSP	23.21	33.0	765.7	(412.9)	17.89	368.1	4.5	11.1574
CBS Switchboard		7.75	19.2	148.8	(54.6)	2.92	16.0	2.2	0.8334
Pro Travel Network Inc. (OTCBB:PTVL)	OTCBB: PTVL	0.64	24.4	15.6	(0.5)	0.02	3.2	(0.4)	0.1315
Kinder Travel Inc		NA	NA	-	(0.0)	0.00	0.2	(0.1)	NA
Dex Media East LLC		NA	NA	-	1,462.7	NA	554.7	104.5	NA!
IC Places, Inc.	Pink Sheets: ICPA	0.1	50	5.0	0		0.005		0.0001

Financial data provided by		Capital IQ			Total Revenues of top 16 competitors $68,554,473,380
Estimated data provided by		Reuters Estimates
Historical Equity Pricing Data supplied by		FT.com

Dependence on Major Customers

IC Places, Inc. is not dependent on one or a few Major Customers.

Research and Development

The issuer has spent a nominal amount of time on research and development and any related cost of such activities will not be borne by its customers.

Employees

IC Places has two full-time employees and four part time-employees.  IC Places has no collective bargaining agreements with its employees.  IC Places believes that its employee relationships are satisfactory.

Reports to Security Holders

Before the filing of this registration statement on Form 10-SB, the Company was not subject to the reporting requirements of Section 12(a) or 15(d) of the Exchange Act.  Upon effectiveness of this registration statement, the Company will file annual and quarterly reports with the Securities and Exchange Commission (“SEC”).

The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The Company is an electronic filer and the SEC maintains an Internet site that contains reports and other information regarding the Company that may be viewed at  http://www.sec.gov.

Our Common Stock

Our Common Stock is quoted on the over-the-counter Pink Sheets LLC electronic quotation service under the symbol “ICPA.PK.”

Corporate Information

Our principal executive offices are located Winter Park, Florida 32792 and our telephone number is (321) 251-5045. Our website is located at www.IC Places.com.

Item 1A RISK FACTORS

An investment in our Common Stock is highly speculative and is not an appropriate investment for investors who cannot afford the loss of all or part of their investment.

The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, and results of operations could be seriously harmed.

Our business is difficult to evaluate because we have a limited operating history.

IC Places was incorporated on March 18, 2005, and is still a development stage company with no revenues.   For the year ended December 31st, 2007 and the years ended December 31, 2006 and 2005, net losses were approximately ($23,000),($9088),($50,000)  We expect to experience fluctuations in future quarterly and annual operating results that may be caused by many factors, including:

·	• our ability to achieve significant sales for our products and services;
·	• the cost of technology, software and other costs associated with production and distribution;
·	• the size and rate of growth of the market for Internet products and online content and services;
·	• the potential introduction by others of products that are competitive with our products; and
·	• the general economic conditions in the United States and worldwide.

In view of the foregoing, our results of operations and projections of future operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

We are dependent on information suppliers.

If we are unable to manage successfully our relationships with a number of these suppliers, the quality and availability of our services may be harmed.

We obtain some of the data used in our services from third party suppliers and government entities.

If a number of suppliers are no longer able or are unwilling to provide us with certain data, we may need to find alternative sources. If we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Additionally, if one or more of our suppliers terminates our existing agreements, there is no assurance that we will obtain new agreements with third party suppliers on terms favorable to us, if at all. Loss of such access or the availability of data in the future due to increased governmental regulation or otherwise could have a material adverse effect on our business, financial condition or results of operations.

We face security risks related to our electronic transmission information.

We rely on encryption and other technologies to provide system security to effect secure transmission of information. We may license these technologies from third parties. There is no assurance that our use of applications designed for data security, or that of third-party contractors will effectively counter evolving security risks.

A security or privacy breach could:

·	expose us to liability;
·	increase our expenses relating to resolution of these breaches;
·	deter customers from using our services; and
·	deter suppliers from doing business with us.
·

Any inability to protect the security and privacy of our electronic transactions could have a material adverse effect on our business, financial condition or results of operations.

IC Places may be adversely affected by recent high-profile events involving data theft at a number of information services companies.  Several information services companies that are competitors of IC Places have recently been involved in high-profile events involving data theft. These incidents or similar data theft incidents in the future could impact IC Places.  In particular, these events could result in increased legal and regulatory scrutiny of the industry in general and specific information services companies in particular and changes in federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace. Changes in the laws and adverse publicity or potential litigation concerning the commercial use of such information may affect IC Places’ operations and could result in substantial regulatory compliance expense, litigation expense and a loss of revenue.

We could face liability based on the nature of our services and the content of the materials provided which may not be covered by insurance.

We may face potential liability from individuals, government agencies or businesses for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear or are used in our products or services. Insurance may not be available to cover claims of these types or may not be adequate to cover us for all risks to which we are exposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of our insurance coverage, could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to achieve the market penetration and advertising revenues we anticipate.

Failure to attract and keep customers and provide meaningful timely information could result in loss of customers and corresponding advertising revenues.  This could substantially impair our ability to achieve new market share and/or maintain current market share.

Our success will be limited if we are unable to attract, retain and motivate highly skilled personnel.

Our future success also will depend on our ability to attract, retain and motivate highly skilled engineering, management, sales and other key personnel. Competition for such personnel is, at times, intense in the Internet industry, and we may be unable to successfully attract, integrate or retain sufficiently qualified personnel. In addition, our ability to generate revenues relates directly to our personnel in terms of both numbers and expertise of the personnel we have available to work on the projects. Moreover, competition for qualified employees may require us to increase our cash or equity compensation, which may have an adverse effect on earnings.

Any system failure or slow down could significantly harm our reputation and damage our business.  System failures would harm our reputation and reduce our attractiveness to clients. Our ability to attract potential clients will depend significantly on the performance of our network infrastructure. In addition, a key element of our strategy is to perform services for clients to increase their usage of our services. Usage of our online services could strain the capacity of our infrastructure, resulting in a slowing or outage of services and reduced traffic to clients’ web sites. We may be unable to improve our technical infrastructure in relation to increased usage of our services. In addition, the users of the systems we deploy for our clients depend on Internet service providers, online service providers and other web site operators for access to our web sites. Many of these providers and operators have also experienced significant outages in the past, and they could experience outages, delays and other difficulties due to system failures unrelated to our systems.

We compete in a highly competitive market and many of our competitors have greater financial resources and established relationships with major corporate customers.

The information industry in which we operate is highly competitive, and is expected to remain highly competitive. In each of the markets served, we compete on the basis of price, quality, customer service and product and service selection. Our competitive position in various market segments depends upon the relative strength of competitors in the segment and the resources devoted to competing in that segment. Due to their size, certain competitors may be able to allocate greater resources to a particular market segment than we can. As a result, these competitors may be in a better position to anticipate and respond to changing customer preferences, emerging technologies and market trends. In addition, new competitors and alliances may emerge to take market share away. We may be unable to maintain or strengthen our competitive position in our market segments, especially against larger competitors. We any incur additional costs to upgrade systems in order to compete. If we fail to successfully compete, our business, financial position and results of operations may be adversely affected.

Our business could suffer if we are liable for infringing the intellectual property rights of others.

We may be subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, copyrights and other intellectual property rights of third parties by us and our licensees.

Other parties may assert claims of infringement of intellectual property or other proprietary rights against us. These claims, even if without merit, could require us to expend significant financial and managerial resources. Furthermore, if claims like this were successful, we might be required to change our trademarks, alter our content or pay financial damages, any of which could substantially increase our operating expenses. We also may be required to obtain licenses from others to refine, develop, market and deliver new services. We may be unable to obtain any needed license on commercially reasonable terms or at all, and rights granted under any licenses may not be valid and enforceable. In the future we could be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of trademarks and other intellectual property rights of third parties by us and our licensees. Any such claims could have a material adverse effect on our business, financial condition and operating results.

Our business will not succeed if we are unable to keep pace with rapid technological changes.

We use the IC Places technology designed by our Company and other information technology to better serve our clients and reduce costs. These technologies likely will change and may become obsolete as new technologies develop. Our future success will depend upon our ability to remain current with the rapid changes in the technologies used in our business, to learn quickly to use new technologies as they emerge and to develop new technology-based solutions as appropriate. If we are unable to do this, we could be at a competitive disadvantage. Our competitors may gain exclusive access to improved technology, which also could put us at a competitive disadvantage. If we cannot adapt to these changes, our business, financial condition or results of operations may be materially affected in an adverse manner.

If we suffer system failures or overloading of computer systems, our business and prospects could be harmed. The success of our online offerings is highly dependent on the efficient and uninterrupted operation of our computer and communications hardware systems. Fire, floods, earthquakes, power fluctuations, telecommunications failures, hardware “crashes,” software failures caused by “bugs” or other causes, and similar events could damage or cause interruptions in our systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our websites. If our systems, or the systems of any of the websites on which we advertise or with which we have material marketing agreements, are affected by any of these occurrences, our business, results of operations and financial condition could be materially and adversely affected.

Disruptions to the business of our strategic partners could affect our business.

The success of our business depends on the continued uninterrupted use of the technology supplied to us by our strategic partners. If the business operations of any of our strategic partners are materially disrupted, our operations may be disrupted and, as a result, our financial condition could be materially and adversely affected.

We are dependent on our management and employees.

We are dependent on the services of our executive officers and key employees. As of this date, we have two fulltime employees and four part time employees, of whom 2 are members of management. We currently do not maintain key-man life insurance policies on key executive officers of the Company.  There can be no assurance that we can obtain executives of comparable expertise and commitment in the event of death, or that our business would not suffer material adverse effects as the result of the death, disability or voluntary departure of any such executive officer. Further, the loss of the services of any one or more of these employees could have a materially adverse effect on our business and our financial condition. In addition, we will also need to attract and retain other highly skilled technical and managerial personnel for whom competition is intense. If we are unable to do so, our business, results of operations and financial condition could be materially adversely affected.

We may issue additional shares that could dilute your potential ownership interest and limit the ability of a third party to obtain voting control.

Some events over which investors in the Company have no control could result in the issuance of additional shares of our Common Stock or issuances of preferred stock (of which none is currently outstanding), which would dilute the ownership percentage of current shareholders.  We may issue additional shares of Common Stock:

·	to raise additional capital or finance acquisitions;
·	upon the exercise or conversion of outstanding warrants or convertible notes;
·	in lieu of cash payment of interest on our outstanding convertible subordinated notes; or
·	to vendors in exchange for products or services.

We will incur increased costs as a result of becoming a reporting company.

Following the effectiveness of this Registration Statement, we will be a Securities and Exchange Commission (“SEC”) reporting company. Prior to this time, we have not filed reports with the SEC and had no history operating as a reporting company. In addition, the Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company, we will be required to file periodic and current reports, proxy statements and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures. As a reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations. Management will be engaged in assisting executive officers, directors and, to a more limited extent, stockholders, with matters related to insider trading and beneficial ownership reporting. Although not presently applicable to us, in the future we will be required to establish, evaluate and report on our internal control over financial reporting and to have our registered independent public accounting firm issue an attestation as to such reports.

We have incurred, and expect to continue to incur, increased general and administrative expenses as a reporting company. We also believe that compliance with the myriad rules and regulations applicable to reporting companies and related compliance issues will divert time and attention of management away from operating and growing our business.

Being a public company also increases the risk of exposure to class action stockholder lawsuits and SEC enforcement actions, and increases the expense to obtain appropriate director and officer liability insurance on acceptable or even reduced policy limits and coverage. As a result, we may find it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers.

Our Common Stock is subject to the SEC’s penny stock rules, and, therefore, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

A penny stock is generally defined under the Securities Exchange Act of 1934, as amended (“Exchange Act”) as any equity security other than a security that: (i) is an national market system stock listed on a “grandfathered” national securities exchange, (ii) is a national market system stock listed on a national securities exchange or an automated quotation system sponsored by a registered national securities association that satisfies certain minimum quantitative listing standards, (iii) has a transaction price of five dollars or more, or (iv) is a security whose issuer has met certain net tangible assets or average revenues, among other exemptions. Our Common Stock is not currently traded on a national securities exchange or quotation system sponsored by a national securities exchange and our price as reported on the Pink Sheets, LLC, is currently less than five dollars.

In accordance with the rules governing penny stocks, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document that describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer.

The effect of these restrictions may decrease the willingness of broker-dealers to make a market in our Common Stock, decrease liquidity of our Common Stock and increase transaction costs for sales and purchases of our Common Stock as compared to other securities. Broker-dealers may find it difficult to effectuate customer transactions in our Common Stock and trading activity in our Common Stock may be adversely affected. As a result, the market price of our Common Stock may be depressed and stockholders may find it more difficult to sell their shares of Common Stock.

If we fail to maintain an effective system of internal control over financial reporting and disclosure controls and procedures, we may be unable to accurately report our financial results and comply with the reporting requirements under the Exchange Act.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), we will be required, beginning with our annual report on Form 10-KSB for the fiscal year ending December 31, 2009, to include in our annual reports on Form 10-KSB, our management’s report on internal control over financial reporting and the registered public accounting firm’s attestation report on our management’s assessment of our internal control over financial reporting. We intend to prepare an internal plan of action for compliance with the requirements of Section 404. As a result, we cannot guarantee that we will not have any “significant deficiencies” or “material weaknesses” within our processes. Compliance with the requirements of Section 404 is expected to be expensive and time-consuming. If we fail to complete this evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting. In addition, any failure to establish an effective system of disclosure controls and procedures could cause our current and potential stockholders and customers to lose confidence in our financial reporting and disclosure required under the Exchange Act, which could adversely affect our business.

We are controlled by our principal stockholders and management, which will limit other stockholders’ ability to influence our operations and may affect the likelihood that other stockholders will receive a premium for your securities through a change in control.

Our executive officers, directors and principal stockholders and their affiliates own approximately 55% of the outstanding shares of Common Stock as of the date of this Registration Statement. These parties effectively control the Company and direct its affairs and have significant influence in the election of directors and approval of significant corporate transactions. The interests of these stockholders may conflict with those of other stockholders. This concentration of ownership may also delay, defer or prevent a change in control of us and some transactions may be more difficult or impossible without the support of these stockholders.

Our Common Stock has a very limited trading market.

Our Common Stock is traded on the over-the-counter Pink Sheets LLC electronic quotation service, an inter-dealer quotation system that provides significantly less liquidity than the NASDAQ stock market or any other national securities exchange. In addition, trading in our Common Stock has historically been extremely limited. This limited trading adversely affects the liquidity of our Common Stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us. As a result, there could be a larger spread between the bid and ask prices of our Common Stock and you may not be able to sell shares of our Common Stock when or at prices you desire.

We do not intend to pay dividends.

We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends to our stockholders in the near future.

Our bylaws provide for our indemnification of our officers and directors.

Our bylaws require that we indemnify and hold harmless our officers and directors, to the fullest extent permitted by law, from certain claims, liabilities and expenses under certain circumstances and subject to certain limitations and the provisions of Nevada law. Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, attorneys fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Item 2 Financial Information.

RESULTS OF OPERATIONS

Management Discussion and Analysis

We are providing the following selected financial data, which has been derived from the financial statements for the fiscal year ended December 31st, 2007, 2006 and 2005, and the nine months periods ended March 31, 2008 and 2007. The following information should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and related notes included elsewhere in this registration statement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

You should read the following discussion in conjunction with our financial statements and the related notes and other financial information included in this Form 10. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Form 10, particularly in the Section titled Risk Factors.

THREE MONTH PERIODS ENDED March 31, 2007 AND 2008

The Company had no revenue from continuing operations for the three month periods ended March 31, 2007 and 2008.

General and administrative expenses for the three month periods ended March 31, 2008 and 2007 were related to the maintenance of the corporate entity and the purchase of equipment. It is anticipated that future expenditure levels may increase as the Company intends to fully comply with it's periodic reporting requirements following the filing of this registration statement.

Earnings per share for the three-month periods ended March 31, 2008 and 2007 were $(0.00) and $(0.00), respectively, based on the weighted-average shares issued and outstanding at the end of each period.

The Company does not expect to generate any meaningful revenue or incur operating expenses for purposes other than fulfilling the obligations of a reporting company under the Securities Exchange Act of 1934 unless and until such time that the Company begins meaningful operations.

CALENDAR YEARS ENDED DECEMBER 31, 2005, 2006 AND 2007

The Company had no revenue from continuing operations for the years ended December 31, 2005, 2006 and 2007.  Earnings per share for the years ended December 31, 2006 and 2007 were $(0.00) and  $(0.00),  respectively,  based on the  weighted-average  shares  issued and outstanding the end of each respective period.

Statement of Operations

	Year Ended December 31,		March 18, 2005 <Inception)to December 31
	2007	2006	2005
OPERATING EXPENSES	$23401	$20102	$93503
Net (Loss) Before Taxes	($23,401)	($20,102)	($93,503)
Deferred Tax Benefit - Federal	$ 3,205	$ 2,753	12,805
Deferred Tax Benefit - State	$ 2,036	$ 1,749	8,135
NET INCOME	($18,160)	($15,600)	($72,563)

Cash Flows

	CASH FLOWS FROM OPERATING ACTIVITIES: Year Ended December 31, from March 18, 2005 (Inception)
	2007	2006	2005
	($18,160)	($15,600)	($72,563)
NET INCOME
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH PROVIDED BY OPERATING
ACTIVITIES:
Depreciation and amortization	$ 541.00		$541
(Increase) decrease in assets:
Asset Purchases	$ (23,533.00)		$(23,533)
Increase (decrease) in liabilities and allowances:
Note Payable - Officer
Deferred Taxes	$ (9,742.00)	$ (4,502.00)	$(20,940)
NET CASH PROVIDED FROM
OPERATING ACTIVITIES	$ (50,893.00)	$ (20,102.00)	$(70,995)

CONTRACTUAL OBLIGATIONS

None.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2007, the Company had working capital of approximately $ 9,170.00 as compared to $0 at December 31, 2006.  Working capital as of both dates consisted entirely of cash.  Accordingly, the Company does not anticipate being required to register pursuant to the Investment Company Act of 1940 and expects to be limited in its ability to invest in securities, other than cash equivalents and government securities, accordingly.  There can be no assurances that any investment made by the Company will not result in losses.

Since 2006, the Company has obtained working capital through paid in capital of $49,500.00 and stockholders capital contribution of $10,563.00.

At March 31, 2008, the Company had $9,170.00 in assets, no liabilities, no revenues, and a history of operating losses.  The company plans to raise $1.2 Million dollars to launch its next phase of business and expenses associated with the next Phase are listed below.  Absent an outside capital infusion, the Company will seek funding from traditional banking and other private sources.  There are no assurances that any manner of securities offering (debt or equity) will be successful, and the Company’s revenues are inadequate to provide for the growth projected in this filing.  We may be reliant on additional shareholder contributions, including from management, to continue operations.  We are hopeful that the market awareness and financial transparency afforded through becoming a reporting company will assist us in procuring additional investment capital or loans.

Prior to March 2005, the operations of the Company were conducted as a division of Graystone Park Enterprises, Inc., a Delaware company based in New York that publishes legal outlines and other directories under the trade name “LegalLines.”  Steve Sambliss, who operated the Company’s business line, formed the Company and entered into an agreement with Graystone’s management to acquire its business in exchange for shares.  We do not believe the transaction qualified as a spin-off, under provisions of Staff Accounting Bulletin No. 3, in that Steve Sambliss, who was a minority owner of Graystone, owned a majority of the Company immediately after the transaction.

In 2006, Graystone effected a share dividend, and distributed its ownership position in the Company to its shareholders on a pro rata basis.  As a result, we obtained approximately 165 new shareholders Graystone did not solicit or receive any cash or other consideration from its shareholders in connection with the share dividend.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

Plan of Operation.

During the current phase of this project, the following major events will occur, some of them simultaneously:

•

Obtain $1,200,000 investment

•

File Form 10

•

Rent and equip IC Places central office location (and required permits)

•

Launch the Wireless Application, Video Classified Advertisements, and Restaurant Menu Ordering system

•

Launch recruitment and training plan for sales and ITC

•

Begin a marketing campaign

Start-up Requirements

Phase 2 launch Expenses
Legal and Form 10 Filing $60,000
Business Cards and Marketing Materials $25,000
Insurance $1,750
Rent -( First, Last and Security Deposit) $15,000
Computers and Software $25,000
Fixtures (Desks, displays, Chairs etc.) $9,400
Phones $4,000
Wireless Application $100,000
Licensing Program Setup $30,000
Billboards $120,000

Breakdown required $55,000

Total Expenses $445,150
Start-up Assets
Cash Required $360,000
Other Current Assets $46,000

Long-term Assets $25,000
Total Assets $431,000
Total Requirements $876,150

Strategy

The key elements in our Sales Strategy are centered on market penetration and sales consistency.

Market Penetration:

Our initial plan is to have an active sales agent in each of our listed markets.  The best way to have knowledge of the individual markets is to hire agents that have a strong familiarity of their selling area.  In our hiring practices we will be looking for agents that not only have B2B sales experience but also know their market.  As we build out our advertising client base in each market, we will consolidate geographic areas as the markets demand.  We are looking at having sales agents in a minimum of 85% our selling cities by the end of Q4 of 2007.

Sales Process:

Our agents will use a combination of phone and face-to-face selling.  Depending on the market that the agent is working, the normal process will be to call for an appointment and then present our company in that scheduled appointment.  In some markets, the agents will be better suited to prospect door to door if those markets are more tailored to that type of selling.  The bottom line is that making the calls and getting in front of the decision makers will produce sales.

To aid in client retention we intend to roll out our customer service group by Q3 of 2008.  The requirement of this group will be to contact each client on a quarterly basis and give them new information on upcoming changes with IC Places and to help bring value to their individual adverting.  The customer service group will pull up each site as they speak with the clients and be available to make changes or recommendations on how to add value to the information that is posted.  They will also be attentive to the clients’ concerns and use this information to be sure that we are properly serving our clients needs to help with client retention.  This group will also aid in pulling some of the responsibilities from the sales agents so that they will be able to remain focused on client accusation and not having to spend all of their time on customer service issues.  The head count for this group will be adjusted to meet the needs of our company.

Sales Tracking:

We will require each of our agents to submit a sales funnel on a bi-monthly basis.  This funnel will include percentage of close ratios, contact date and time and current and projected sales.  The goal of this report is to help in estimating future revenues and this report will also be used as a tool for checks and balances for discrepancies with commissions or evaluating work standards.  Our agents will be using our internet phone service for telephone prospecting and phone call reports will be used to aid in tracking hours worked by individual agents.  It will be the combination of these two tools that will be used in evaluating agent’s performance and standards.

Item 3. Description of Property.

Currently all staff are home-based with the majority of IT staff based in Slovakia and Montana.  Management is split between Orlando and Tampa. IC Places websites reside on the world’s most reliable and fastest network.

IC Places has, through the use of internationally placed web servers handling the email system and a proprietary VOIP phone system, created an efficient and reliable communication system which is utilized fully

IC Places owns servers which are hosted on the Datapipe network.  They are redundantly located in Silicon Valley, New York, Hong Kong and London. Currently traffic to the servers is only at a faction of a percent of capacity, giving IC Places expansion capacities with its current server configuration.

IC Places VOIP Phone system

IC Places’ VOIP (Voice over IP) phone system was custom built to handle the company’s potential international expansion.  The system allows IC Places’ independent travel consultants and employees to work from home while being on the same phone system.

The VOIP system offers unlimited customization and operates for pennies on the dollar compared to hardwired systems. The system integrates with our websites to create interactive features such as Click-to-call.

Bridger Web

In December 2005, IC Places acquired Bridger Web.  Bridger is an information technology firm based in Montana and Slovakia.  The Firm specializes in the development of data-driven applications for improved business decision-making. Bridger clients turn to them for business-centric products that improve efficiency and enhance their bottom line.  Bridger is headed by Dr. Kevin McNew and Luke Martin. Dr. McNew holds a PhD in Economics; Luke Martin holds his Masters in Economics. As part of the acquisition Dr. McNew will take on the position of CFO and Mr. Martin has agreed to serve as CTO of IC Places.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

	Common Stock	Percentage
Name and Position	Owned	Owned

Steven Samblis	27,000,000	54%
President/CEO & Director

Preston Blackwell	0	0%
Secretary/Treasurer & Director

Luke Martin	520,000	1.04%
CTO

The following list sets forth the name, address and position of each executive officer and director of the Issuer as of the date hereof:

Steven M. Samblis, President / CEO & Director

5428 S Bracken Court Winter Park, Florida 32792

Preston Blackwell, Secretary / Treasurer & Director

5428 S Bracken Court Winter Park, Florida 32792

Luke Martin, CTO

502 W. Babcock, Bozeman, MT 59715

B. DIRECTORS

Steven Samblis

Preston Blackwell

Management Team

Steve Samblis, CEO and Chairman of the Board

After starting and running several successful businesses, Steve entered the investment industry and found great success. Steve consulted with the Michigan Senate in regards to securities legislation. Then while taking a break from the brokerage industry he founded a company that produced and marketed audio programs. Steve co-hosted "The Worlds Most Powerful Marketing Tool" with author Mark Victor Hansen of "Chicken Soup For The Soul" fame. Returning to the brokerage industry, Steve became widely regarded as an expert on IPO's, and his IPO analyses were quoted in over 200 magazines, ranging from "Time" to "The Wall Street Journal".   Later Steve hosted the Investor's Institute, a TV show which aired nationally. During the show Steve toured the U.S. and delivered seminars on IPOs to thousands of people.  Steve took his passion for Travel and founded IC Places.

Luke Martin: Chief Technical Officer

Luke Martin, CTO of IC Places and President of Bridger Web, brings an extensive background in web development and economic analysis to the team. Luke has a Masters degree in economics and has spent considerable time developing advanced trading applications for commodity brokers and producers. Luke's programming knowledge, combined with his business education and experience allow him to smoothly liaison between business/marketing departments and tech departments. No translator is needed. Luke leveraged these skills, creating Bridger Web, a web development company that supports the needs of data dependent companies. With Bridger Web now wholly owned by IC Places, Luke strives to create applications that allow IC Places users to maximize their travel experience.

Preston Blackwell:  Business Development Officer

Preston has extensive experience in Marketing, Sales, Telecommunications Hardware and Software, Computerized Maintenance Management software. With his experience he has thorough product knowledge coupled with creative ideas for products applications and sales training resulting in many of his sales offices reaching #1 sales in a variety of companies. During Preston’s 10 years in sales management and extensive international travel he has been a leader in 4 start up companies while keeping the customer retention at 98%. Under his direction he has developed new markets combined with the ability to coordinate the efforts of individuals and business leaders. Through his International travels and his understanding of International culture and business he will be a key team member to our company’s International expansion and partnerships.

Item 6. Executive Compensation.

Personnel Plan
	FY 2008	FY 2009	FY 2010	FY 2011	FY 2012
Chairman	$60,681	$212,880	$275,000	$350,000	$400,000
CTO	$30,000	$66,852	$75,000	$80,000	$85,000
President	$45,856	$69,743	$75,000	$80,000	$85,000
Executive Assistant	$27,500	$33,530	$40,000	$45,000	$47,500
Business Development Officer	$36,506	$56,768	$60,000	$65,000	$67,500
Director of Sales and Marketing	$33,530	$36,000	$45,000	$47,000	$50,000
Public Relations	$28,384	$35,480	$37,000	$40,000	$42,500
Staff Writer	$28,384	$35,480	$37,000	$40,000	$42,500
CFO	$46,942	$53,648	$65,000	$70,000	$75,000
Editor if Chief	$35,480	$46,419	$50,000	$55,000	$60,000
Total People	14	74	100	250	500

Total Payroll	$373,264	$646,801	$759,000	$872,000	$955,000

Certain Relationships and Related Transactions and Director Independence.

In 2005, the Company issued 500,000,000 share of its stock valued at par ($50,000) in exchange for Steven Samblis' development of ICPlaces.com websites. This cost and all related compensation to Steven Samblis (an officer of the Company) has been charged to expense in 2005.  Following a 1:10 reverse split in 2007, and certain transfers effected for personal financial planning purposes, Steve Samblis currently owns 27,000,000.

Item 8 Legal Proceedings.

None

Item 9 Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Our Common Stock is quoted on the over-the-counter Pink Sheets LLC electronic quotation service under the symbol “ICPA.PK.”

Item 10 Recent Sales of Unregistered Securities.

NONE

Item 11 DESCRIPTION OF SECURITIES

Five Hundred Million (500,000,000) shares of stock are authorized by the company’s Amended Articles of Incorporation filed within the State of Delaware. The authorized shares consist of Five Hundred Million (500,000,000) shares of Common Stock at par value $.0001.

THE NUMBER OF SHARES OUTSTANDING

As of May 17th, 2008, Fifty Million (50,000,000) shares of common stock, par value $.0001 are issued and outstanding.  There are no shares of preferred stock authorized.  There are 170 shareholders of record

Registering Shares

The company has not filed or registered its shares with any regulatory agency and has not offered shares for sale under any Offering Memorandum.

The holders of our common stock:

1.	Have equal rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors;

2.	Are entitled to share ratably in all of assets available for distribution to holders of common stock upon liquidation, dissolution, or winding up of corporate affairs;

3.	Do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

4.	Are entitled to one vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non assessable.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These heightened disclosure requirements may have the effect of reducing the number of broker/dealers willing to make a market in IC Places shares, reducing the level of trading activity in any secondary market that may develop for IC Places shares, and accordingly, customers in IC Places securities may find it difficult to sell their securities, if at all.

IC Places has no current plans to either issue any preferred stock or adopt any series, preferences, or other classification of preferred stock. The Board of Directors is authorized to (i) provide for the issuance of shares of the authorized preferred stock in series and (ii) by filing a certificate pursuant to the laws of Wyoming, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, all without any further vote or action by the stockholders. Any shares of issued preferred stock would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of the company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that potentially some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

As of the date of this document

1.	There are no outstanding options of warrants to purchase or other instruments convertible into, common equity of IC Places, Inc.;

2.	There are currently 27,575,000 shares of IC Places common stock held by its officers and directors. The common stock is eligible for sale pursuant to Rule 144 under the Securities Act,

3.	Other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

As of the date of this document, IC Places, Inc. has 50,000,000 shares of common stock outstanding. Its officers and directors beneficially hold 27,575,000 of these shares of common stock which is approximately 55% of the issued and outstanding shares. These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

In general, under Rule 144 as amended, a person who has beneficially owned and held “restricted” securities for at least one year, including “affiliates,” may sell publicly without registration under the Securities Act, within any three-month period, assuming compliance with other provisions of the Rule, a number of shares that do not exceed the greater of (i) one percent of the common stock then outstanding or, (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. A person who is not deemed an “affiliate” and who has beneficially owned shares for at least two years would be entitled to unlimited resale of such restricted securities under Rule 144 without regard to the volume and other limitations described above.

PREFERRED STOCK

IC Places, Inc. is not authorized to issue preferred stock.

PREEMPTIVE RIGHTS

No holder of any shares of IC Places, Inc. stock has preemptive or preferential rights to acquire or subscribe for any shares not issued of any class of stock or any unauthorized securities convertible into or carrying any right, option, or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

NON-CUMULATIVE VOTING

Holders of IC Places, Inc. common stock do not have cumulative voting rights. Cumulative voting rights are described as holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of IC Places directors.

CASH DIVIDENDS

As of the date of this prospectus, IC Places, Inc. has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of the Board of Directors and will depend upon earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. IC Places does not intend to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in business operations.

Item 12 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Bylaws and certain statutes provide for the indemnification of a present or former director or officer. Please refer to the section herein titled “Indemnification of Directors and Officers.”

 THE SECURITIES AND EXCHANGE COMMISSION’S POLICY ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to any provisions contained in its Articles of Incorporation, Bylaws, or otherwise, SDH Group, Inc. has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SDH Group of expenses incurred or paid by a director, officer or controlling person of SDH Group in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SDH Group will, unless in the opinion of SDH Group legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 13 Financial Statements and Supplementary Data.

The financial statements of the Company appear at the end of this report beginning with the table of contents to the Financial Statements on page F-1.

Item 14 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

NONE

Item 15 Financial Statements and Exhibits.

INDEX TO EXHIBITS

Independent Auditors’ Report……………………………………………………………………….…1

Balance Sheet……………………………………………………………………………………………..2

Statement of Income………………………………………………………….………………………….3

Statement of Cash Flows………………………………………………………………………………..4

Notes to Financials Statements……………………………………………………………………...5-8

INDEPENDENT AUDITORS' REPORT

To the Stockholder of IC Places, Inc.:

We have audited the accompanying balance sheets of IC Places, Inc. (a development stage company) as of December 31, 2007 and December 31, 2006, and the related statements of income, retained earnings, and cash  flows for the period from March  18,  2005 (date of inception) to December 31, 2007.  These financial statements are the responsibility of IC Places, Inc.'s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IC Places, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Rosenfield & Company, P.A.

Orlando, Florida

May 5, 2008

IC PLACES, INC.

(A Development Stage Company)

BALANCE SHEET

AS OF DECEMBER 31, 2007 & 2006

ASSETS	2007	2006
CURRENT ASSETS:
Cash	$9,170	$
Total	9,170	-
DEFERRED TAX ASSET	20,940	15,700
PROPERTY:
Software	19,376
Computer Equipment	3,928	-
Office Equipment	229
Total	23,533
Less accumulated depreciation
and amortization	541
Property - net	22,992
TOTAL	$53,102	$ 15,700

LIABILITIES AND	2007	2006
S OCKHOLDERS' EQUITY
STOCKHOLDERS' EQUITY:
Stockholders' Capital Account	$86,862	$ 31,300
Paid In Capital	49,500	-
Common stock, $0.00001 par value,
500,000,000 shares authorized
50,000.000 shares issued and outstanding	500	50,000
Deficit accumulated during the
Development Stage	(83,760)	(65,600)
Total	53,102	15,700
TOTAL	$53,102	$15,700

See Notes to Financial Statements and Certified Public Accountants' Audit Report

2

IC PLACES, INC.

(A Development Stage Company)

INCOME STATEMENT

AS OF ENDED DECEMBER 31, 2007 & 2006

	Year Ended December 31,			March 18, 2005 (Inception)
	2007		2006	to December 31,2007
OPERATI NG EXPENSES
Professional Fees - Accounting	$8,000	$		$8,000
Meals & Entertainment	2,865		5,117	7,982
Review Expenses	2,190			2,190
Tel phone - Mobile Phone	1.910		1,151	3,061
Internet Charges	1,550		356	1,906
Tel phone - Office Phone	1,319		25	1,344
Du s & Subscriptions	1,314		593	1,907
Retainer Fee	900			900
Automobile Insurance	651		-	651
Automobile Expenses	618		26	644
Amortization	538			538
Bank Charges	477		.	477
Storage Expense	400		-	400
Video Shoot Wardrobe	273			273
Office Expenses	195		1,328	1,523
Miscellaneous Expenses	132			132
Business Fees & Licenses	33		301	334
Postage & Delivery	33		43	76
Depreciation Expense	3			3
Advertising & Promotion	-		1,236	1,236
Programmer Expense			9,477	9,477
Travel			449	449
Fee to Related Party				50,000
Net (Loss) Before Taxes	$ (23,401)		$(20,102)	$(93,503)
Deferred Ta x Benefit - Federal	3,205		2,753	12,805
Deferred Tax Benefit - State	2,036		1,749	8,135
NET INCOME	$ (18,160)		$(15,600)	$(72,563)

See Notes to Financial Statements and Certified Public Accountants' Audit Report

3

IC PLACES, INC.

(A Development Stage Company)

STATEMENTS OF RETAINED EARNINGS

						Retained
		Capital Stock		Paid in Capital		Earnings		Total
Balance - March 18,2005 (Inception)		$		$		$-	$
Net Income (Loss) - From Inception
to 12/31/06						(65,600)		(65,600)
Capital SIO k Purchase			50,000					50,000
Balance -December 31, 2006			50,000			(65,600)		(15,600)
						(18,160)		(18,160)
Reclassification of Stock			(49,500)		49,500
RETAINE	EARNINGS
END OF P RIOD			$500		$49,500	$(83,760)		$(33,760)

SSee notes to Financial Statements and Certified Public Accountants' Audit Report

IC PLACES, INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

Year Ended December 31,

     2007

   2006

March 18, 2005 (Inception) to December 31. 2007

CASH FLO	S FROM OPERATING ACTIVITIES:
		$(18.160)	$ (15.600)	$(72.563)
ADJUSTM NTS TO RECONCILE NET INCOME
TO NE CASH PROVIDED BY OPERATING
ACTIVI IES:
Depreciation and amortization		541		541
		(23.533)		(23.533)
	(decrease) in liabilities and allowances:
	Payable - Officer
		(9.742)	(4,502)	(20,940)
		(50.893)	(20.102)	(70.995)
CASH FLOW	S PROYIDED/(USED) FOR
INVESTING ACTIVITIES:
Proceeds from the sale of fixed assets				-
Capital expenditures
NET CASH USED FOR INVESTING ACTIVITIES
CASH FLOW	PROVIDED/(USED) FOR
FINANCING ACTIVITIES:
Debt Reductions:
Payments on notes payable
Paid In	capital	49,500		49.500
Stockholders’' Capital Contributions		10,563	20,102	30,665
Distributions to shareholders
NET CASH USED FOR FINANCING ACTIVITIES		60.063	20.102	80,165
NET INCREASE (DECREASE) IN CASH		9,170		9,170
NET CASH AT END OF YEAR		$ 9,170		$ 9,170

See Notes to Financial Statements and Certified Public Accountants' Audit Report

IC PLACES, INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2007 & 2006

IC PLACES, INC.

(A Development Stage Company)

NOTES TO THE FIANANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2007 & 2006

NOTE 1 -

BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT

ACCOUNTING POLICIES

A)

Description of Business

IC Places, Inc. ("the Company") is in the business of operating a network of city-based websites that are used by travelers, local individuals and businesses which offer travel information as well as Iocal information such as dining, hotel and event review.

B)

Property & Equipment

All property & equipment is recorded at cost and depreciated via their estimated useful lives, using straight-line methods. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in t e results of operations.

       Property classes are as follows:

Computers & office furniture

5-7 year property

Software

3 year property

D)

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 2007 and revenues and expenses during the year then ended. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

E)

Cash & Cash Equivalents

For purposes of the statements of cash flows, the Company considers only cash on hand, cash in savings, or cash in checking accounts as cash equivalents.

IC PLACES, INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2007 & 2006

F)

Income Taxes

IC Places, Inc. is a C corporation incorporated in the State of Delaware. Income taxes are provided for the tax effects of transactions reported in the financial statements. At December 31, 2007, deferred taxes have been reported which relate primarily to differences between financial and tax reporting for the tax basis of certain assets and liabilities. The deferred taxes represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are r covered or settled. Deferred taxes are also recognized for operating losses that are available to offset future federal and state income taxes.

NOTE 2 -

DEFERRED TAXES

Deferred income taxes arise from timing differences resulting from income and expense items being reported for financial accounting purposes and tax purposes in different periods. Deferred taxes are classified as current or non current, depending on the classification of the assets or liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Temporary differences at December 31, 2007 giving rise to deferred tax assets are the result of the generation of tax net operating losses. Deferred taxes have been calculated using the full NOL generated with no ownership change assumed.

Following are the components of the federal and state deferred tax asset or the year ended December 31, 2007

Federal

State

Total

Tax Asset

$12805

$8135

$20905

Total Tax Asset

$12805

$8135

$20905

Following are the components of the deferred income tax benefit for he year ended December 31, 2007

     2007

Federal

$(12805)

State

  $(8135)

Total

$(20905)

IC PLACES, INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2007 & 2006

NOTE 3

SUBSEQUENT EVENTS

A.

Upon issuance of audited financial statements, the Company plans on filing the required forms with the Securities Exchange Commission in order to begin public trading of the Company's stock.

B.

During 2008, the company will undergo a re-capitalization of contributed capital into debt.

NOTE 4

RELATED PARTY TRANSACTIONS

In 2005, the Company issued 500,000,000 share of its stock valued at par ($50,000) in exchange for Steven Samblis' development of ICPlaces.com websites. This cost and all related compensation to Steven Samblis (an officer of the Company) has been charged to expense in 2005.

NOTE 5

COMMITMENTS

The Company has a signed purchase agreement to acquire 100% of the stock of a full-service IT Firm in exchange for shares of the Company's stock. This transaction cannot take place until at least fifteen business days after the Company's stock begins public trading.

NOTE 6

CHANGE IN STOCK

During 2007, the board agreed to split the stock of the Company in a 10 for 1 reverse split. The total number of shares of stock which the Company is authorized to issue is Five Hundred Million shares of Common Stock with a par value of ($0.00001) per share